Exhibit 10.5

Tenancy Agreement

Landlord: Yours Treasure Development Limited

Tenant: Glam Capital Limited

All conditions of this Tenancy Agreement are hereby agreed upon by mutual consent and shall be complied with by both parties hereafter:

1.	The Landlord has granted to the Tenant the use of 13th Floor, Wing Sing Commercial Centre, 12-16 Wing Lok Street, Sheung Wan, Hong Kong (the “Premises”), at a fixed rent of HK$30,000 per month (rent receipt will be issued upon receipt of payment) for a one-year fixed term commencing from 1 August 2024 to 31 July 2025 (the “Tenancy Period”). Early termination is not permitted during the one-year fixed term under this Tenancy Agreement, if the Tenant wishes to terminate the Tenancy Agreement, they shall compensate the Landlord for the remaining rent due for the fixed term.

2.	The Tenant shall not sublet the Premises to any third party, nor occupy any location other than the Premises. Upon expiration of the Tenancy Agreement, the Tenant must provide one month’s written notice to the Landlord if they wish to either continue or terminate the tenancy; otherwise, the Tenant shall compensate the Landlord with one month’s rent. Renewal of the tenancy shall be formalized through a new tenancy agreement. If the Landlord intends to repossess the premises, one month’s written notice must also be provided to the Tenant.

3.	The rent for the Premises shall be paid in installments on the first day of each month throughout the Tenancy Period, and no excuses for default shall be accepted. If the rent remains overdue for a period of 10 days, the Landlord may post a notice in a conspicuous location at the entrance of the building to remind the Tenant of the outstanding payment. If the Tenant continues to fail to remit rent to the Landlord or does not comply with any other terms of this Tenancy Agreement, the Landlord shall have the legal right to terminate this Tenancy Agreement as if the Tenant had breached the contract and surrendered the tenancy. The Landlord may then lease the Premises to another party and to recover the outstanding rent from Tenant, and such actions shall not be subject to objection from the Tenant.

4.	Upon vacating the Premises, the Tenant must remove all furniture and miscellaneous items within the Tenancy Period to complete the necessary formalities, except for items belonging to the Landlord. If the Tenant fails to return the keys or leaves any belongings behind, this will result in a delay in the removal process. Should the Tenant not return to the Premises within three days after vacating, it will be deemed a waiver of the Tenant’s right to retrieve their possessions. In such an event, the Landlord reserves the right to sell the remaining goods without the involvement of law enforcement or the Tenancy Court, in the presence of two witnesses. The proceeds from such a sale will be applied to cover any rent arrears; however, the Tenant shall remain liable for any shortfall, and such action shall not be subject to objection from the Tenant.

5.	The Tenant shall not be required to pay building and top-up charges to the Landlord. However, the Tenant shall pay a deposit equivalent to two months’ rent, totalling HK$60,000, as well as utility deposits (no separate receipt will be issued for these deposits). Upon vacating the Premises, the Landlord shall refund the deposits to the Tenant without interest. The Landlord also reserves the right to deduct any outstanding rent or miscellaneous charges from the deposit. The Tenant acknowledges that the deposit cannot be used as a cash payment for rent.

6.	The Landlord shall be responsible for the payment of property tax, rates, land tax, and management fees. The Tenant shall be responsible for all other miscellaneous charges, including but not limited to water, electricity, gas, and telephone expenses.

7.	The Premises is designated for commercial use only. The Tenant is prohibited from storing any restricted items within the Premises or engaging in any activities that violate the laws of the Hong Kong government. If such violations are discovered, they will be reported to the relevant authorities for investigation. The Tenant shall not cause any disturbance to neighbouring tenants. Should the Tenant receive repeated noise complaints from other tenants, the Landlord reserves the right to require the Tenant to vacate the Premises.

8.	The Tenant may only dry clothes within the designated area of the Premises and on approved drying racks. The Landlord shall not be liable for any damages to or loss of clothing. The Tenant is prohibited from displaying signboards, advertisements, or promotional materials of any kind in any part of the building without the prior written consent of the Landlord. Additionally, the Tenant is not permitted to install any clothes racks, flower racks, or neon signs outside the building. In the event the Tenant fails to comply with these terms, the Landlord may engage a third party to remove such items, and the Tenant shall be responsible for all associated costs.

9.	The Tenant must obtain the Landlord’s consent prior to altering or adding any fixtures and fittings in the Premises. If the Landlord receives written notice from the relevant government department indicating that the Premises must be demolished, the Tenant must vacate the Premises by the specified deadline. The Landlord shall not be liable for any compensation in such circumstances.

10.	The Tenant shall be responsible for repairing or compensating for any damage to the doors, windows, and kitchen and bathroom fittings of the Premises, including but not limited to sanitary ware, water pipes, and drains. The Tenant shall also be liable for any damages to the fixtures and fittings within the Premises, as well as for any damage to other individuals’ furniture or clothing, or for any injuries to other persons, arising from the Tenant’s negligence. The Tenant is required to obtain insurance coverage against risks such as wind, water, fire, theft, and accidents. The Landlord shall not be liable for any losses incurred by the Tenant.

11.	The Tenant is not permitted to keep in the Premises or in any part of the building any cats, dogs, birds, or any other animals that would disturb the peace of other occupiers of the building.

12.	The Tenant shall not refuse entry to the Landlord’s staff at reasonable times for the purpose of inspecting the condition of the Premises or carrying out necessary repair works. Two months prior to the expiration or termination of the Tenancy Agreement, the Tenant shall allow the Landlord, or any person holding the Landlord’s written authorization, to enter the
Premises at a reasonable time to conduct an inspection, provided that the Landlord does not disrupt the Tenant’s use of the Premises.

13.	The Tenant shall not remove any wall panels, window grilles, or similar installations that were present at the time of move-in, in order to maintain the original condition of the building upon vacating. With the Landlord’s consent, the Tenant may remove such items; however, the Tenant must ensure that the building is fully restored to its original condition upon return. All electrical appliances in the building, including electricity meters, must be returned to the Landlord in their entirety when the Tenant surrenders the lease. Should the Tenant intentionally damage these appliances, the Tenant may be charged with vandalism and shall be liable for any resulting compensation.

14.	The electricity and water meters for the Premises are registered in the name of the Landlord, who is responsible for their maintenance and repair. The Tenant shall pay for water and electricity based on consumption as recorded by the meters. If the Tenant is in arrears for more than 15 days or fails to pay utility bills or management fees after repeated reminders, the Landlord reserves the right to refuse the supply of water and electricity to the Tenant.

15.	The Tenant receives a total of seven keys from the Landlord for the main door and the mailbox of the building. All keys must be returned to the Landlord upon the Tenant’s departure. In the event that any keys are lost, the Tenant shall provide replacements without objection.

16.	The Landlord and the Tenant shall each retain one copy of this Tenancy Agreement for their respective records, and both parties shall equally share the costs of stamp duty and legal fees. In the event of any defects or disputes, this Tenancy Agreement shall be governed by the Landlord and Tenant (Consolidation) Ordinance of Hong Kong.

SIGNED BY	SIGNED BY
The Landlord	The Tenant (BR No.: 69618979)

/s/	/s/
Yours Treasure Development Limited	GLAM Capital Limited
Landlord’s Signature	Tenant’s Signature

A deposit of HK$60,000 by cheque is hereby acknowledged as received in accordance with Clause (5) of this Tenancy Agreement.

Bank of China Cheque No: 101425

Acknowledgement of receipt

/s/
Yours Treasure Development Limited
Landlord’s Signature